Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm”,  “Financial Statements  and Experts” and “Financial Highlights” in the Prospectus/Information Statement and to the incorporation by reference in the Statement of Additional Information of our report dated May 24, 2013 with respect to the financial statements and financial highlights of Touchstone Diversified Small Cap Fund, a series of Touchstone Strategic Trust, in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
June 7, 2013